Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30085, 333-57028, 333‑131341, 333-131658, 333-158214, and 333-190261) of Ecology and Environment, Inc. of our report dated June 26, 2014, with respect to the statements of net assets available for benefits of Ecology and Environment, Inc. 401(k) Plan as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of Ecology and Environment, Inc. 401(k) Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania June 26, 2014